Exhibit 10.38

AGREEMENT

AP-01- 02-(4)-106

In San Juan, Puerto Rico, this May 16, 2002.

APPEAR

AS PARTY OF THE FIRST PART: THE PUERTO RICO PORTS AUTHORITY, a public corporation and governmental Instrumentality of the Commonwealth of Puerto Rico, created by Act No. 125, approved May 7, 1942, as amended, hereinafter referred to as the “Authority”, and represented by Its Acting Executive Director, Jose G. Baquero, Esq., or any other officer acting in his stead.

AS PARTY OF THE SECOND PART: CSX LINES OF PUERTO RICO, a corporation organized under the laws of Delaware, hereinafter referred to as the “Lessee” and represented in this act by its General Manager, Mr. Gabriel Serra, with social security ###-##-####.

The said appearing parties, freely, spontaneously, and on their own free will

STATE

The Authority is the owner of parcel of land of 28.7792 cuerdas in the Puerto Nuevo Maritime zone, Located in the municipality of San Juan, Commonwealth of Puerto Rico, hereinafter referred to as the “Premises and other facilities”.

The Lessee is engaged in the business of Shipping Company.

CONDITIONS

ARTICLE 1.	LETTING OF PREMISES

The Authority does hereby demise and lease to the Lessee, and the Lessee does hereby hire and take from the Authority, the premises and other facilities designated and delineated in Exhibit “22-306”, attached hereto and made a part hereof, consisting of the exclusive use of a parcel of land of 28.7792 ‘cuerdas’ located in the Puerto Nuevo Maritime Zone, distributed as follows: Exclusive open area: 910,026.88 sq/ft; preferential area: 274,580.39 sq/ft; office area: 7,068.72 sq/ft; workshop area: 25,864.66 sq/ft. Besides the Lessee will have first preference rights in Docks “E” and “F”.

ARTICLE 2.	TERM

A. The term of this agreement shall be for five (5) years, commencing at the date of execution of this Agreement, by the Ports Authority Executive Director.

B. Notwithstanding the provisions of the proceeding paragraph, or any other provision to the contrary herein contained, the Ports Authority may cancel and terminate this Agreement as provided hereinafter.

C. At the date of termination of this Agreement, Lessee shall move out and/or deliver to the Ports Authority the possession and/or the key of the demised premises immediately. If at the date of expiration of this Agreement, Lessee does not move out and/or deliver to the Ports Authority the possession and/or the key of the demised premises immediately, Lessee shall pay the Ports Authority a penalty of $5,955.56 for each day after the date of termination of this Agreement. In addition, Lessee shall pay the Ports Authority an amount of money equal to the monthly rent established in this Agreement as compensation for the use and occupancy of the demised premises. Lessee’s compliance with the provisions of this paragraph shall not constitute and impediment for the Ports Authority to take appropriate legal action to force or compel Lessee to move out and/or deliver to the Ports Authority the possession and/or the key of the demised premises. Ports Authority’s acceptance of the amounts of money described herein shall not be construed as an explicit or implied amendment, extension, or renewal of this Agreement.

D. In the event that Lessee does not move out and/or deliver to the Ports Authority the possession and/or the key of the demised premises at the date of termination of this Agreement, Lessee submits to an eviction summary proceeding under the jurisdiction of the Puerto Rico First Instance Court.

E. In the event that the Ports Authority file an eviction legal action, a money collection legal action, a damages legal action, or any other legal action by reason of Lessee’s breach of its obligations under this Agreement, Lessee shall pay all Ports Authority’s costs and legal fees in connection therewith.

F. If Lessee is interested in an amendment, extension, or renewal of this Agreement, or in any manner whatsoever attain an extension of the term of this Agreement, Lessee shall notify the Ports Authority of such interest at least one hundred and eighty (180) days before the date of termination of this Agreement. If the Ports Authority does not respond to such notice within a period of thirty (30) days from the date of said notice, it shall be understood that the Ports Authority has rejected Lessee’s request for an amendment, extension, or renewal of this Agreement.

ARTICLE 3.	USE OF PREMISES

The Lessee shall be entitled to the use of the demised premises, during the term of this lease, for the following purposes and such purposes only: storage and parking of containers and motor vehicles, office and work shops.

ARTICLE 4.	RELOCATION OF PREMISES

The Authority reserves the right, at any time during the term of this agreement, if its possible to designate and assign to the Lessee another location at the same premises or at any other premises or facilities that may be constructed to serve the same area, if possible, of approximately the same measurement under the condition, if the Authority have facilities available and if not the Ports Authority is not committed to provide any other facilities and tenant or the Lessee surrender the area.

ARTICLE 5.	RENT

A. The Lessee agrees to pay to the Authority, for the rights and privileges herein granted, a minimum monthly rental of $5,720.43 for the preferential areas (274,580.39 s/f @ $.25 = $68,645.10 ÷ 12), a minimum monthly rental of $45,501.35 for the exclusive open areas (910,026.88 sq/ft @ $.60 = $546,016.13 ÷ 12), a minimum monthly rental of $2,945.30 for the office areas (7,068.72 sq/ft @ $5.00 = $35,343.60 ÷ 12) and a minimum monthly rental of $5,388.47 for the workshop areas (25,864.66 sq/ft @ $2.50 = $64,661.65 ÷ 12) for a total monthly rental of $59,555.55. The total sum of this agreement fort its five (5) years upon the signing of this contract amounts $3,573,332.38. The Lessee will present a minimum guarantee of $2,000,000.00 of dockage and wharfage.

B. The Lessee agrees and accepts to pay, from the date of possession or occupancy of the leased facilities, the additional rent billed by the Authority. In case that the area of those leased facilities is found to be greater than the one originally specified in this written agreement or lease contract. It is clear hereby that such additional rent will be billed retroactively, in proportion to the greater area or real area of said facilities.

C. The minimum monthly rental shall be paid in advance on or before the 10th day of each month at the Principal Offices of the Authority, or at such other place as may be designated from time to time by the Authority.

D. It is understood that the rentals stated in this contract have been computed on the basis of the rental charges contained in the applicable Resolutions promulgated and approved by the Authority and such rentals are subject to readjustment in accordance with the rates, fees, rentals and other charges to be adopted from time to time pursuant to the Authority Act. The Lessee agrees to pay the readjusted rental fixed by the Authority in accordance with the provisions of said Act,

E. The Lessee shall pay promptly to the persons furnishing or providing any or all utilities and services related therewith when not furnished by the Authority. The Lessee’s at his own cost and expense shall install any utility made necessary by the Lessee’s operations. Any adjustment made in relation to the consumption of these utilities or services will be retroactive to the date of the commencement of this agreement or to the date of installation, or removal of the fixtures that affect such consumption.

F. The Lessee shall install electricity and water meters within ninety (90) days from the effective date of the Agreement wherever feasible. The Lessee shall pay promptly to the persons furnishing or providing any or all utilities and services related therewith when not furnished by the Authority. The Lessee’s at its own cost and expense shall install any utility installation made necessary by the Lessee’s operations. Any adjustment made in relation to the consumption of these utilities or services will be retroactive to the date of the commencement of this agreement or to the date of Installation or removal of the fixtures that affect such consumption.

G. The Lessee shall pay a penalty of 35% of the gross revenues obtained from any operation conducted at the premises, which is not authorized by this or any other agreement. However, this paragraph shall not be construed as an authorization to perform activities not specifically covered by this or any other written agreement and the collection of this penalty will not constitute a waiver of the right of the Authority to cancel the entire agreement by reason of this default.

H. The Lessee shall maintain during the term of this Agreement, records and books of account in accordance with accepted accounting practice, recording all transactions, which records shall be kept at all times within the municipality of San Juan.

The Lessee shall also maintain these records and books separated from any other records and books of account or any accounting system of other business operated by the Lessee in the facilities of the Authority or outside.

I. The Authority shall have the right to examine and audit before the ending of the contract and the restitution of the bond, all records and books of accounts kept by the Lessee. The notice to examine and audit the books of accounts will be in writing and served at least five (5) days in advance of such audit.

The audit of records and books of accounts will be performed during regular business hours by the personnel of the Internal Auditors Office, with the purpose to verify the compliance of the operations with the applicable laws, proceeding, regulations and contracts.

The records and books of accounts of Lessee’s subcontracts will be subjected to the audit when the personnel of the Internal Audits Office determine the necessity or convenience to examine or audit them.

J. The Authority may obtain by photocopy or duplicate any pertinent or relevant information results by investigation of the reports and documents authorizes previously for inspection.

K. Any sum due and owe under this agreement not paid by the Lessee within the period of ten (10) days beginning the first day of each month, shall bear interest at a rate of 9% per annum without any need of notice of default, computed said interest from the first day of the month and until the total sum owed by the Lessee is paid.

ARTICLE 6.	SECURITY FOR PAYMENT OF RENTALS AND OTHER CHARGES

A. On the date of execution of this agreement the Lessee shall deliver to the Authority as guarantee for the payment of rentals, fees and other charges and the faithful performance of its obligations under this agreement a Lease Bond in the amount of $178,666.65.

B. In case the terms of the Lease Bond referred to in prior subparagraph are not satisfactory to the Authority, the Authority may reject them and request modifications.

ARTICLE 7.	WAIVER OF RESPONSIBILITY

The Lessee agrees to save forever harmless, independent of liability determination, the Authority from all claims for property damages or personal injury of any nature or death to persons that may be caused by Lessee’s utilization, occupancy and operation at any Authority’s facility including the premises covered by this agreement. Lessee shall defend any court or administrative action brought against the Authority for the aforementioned damages, injuries or death and shall pay for any compensation or judgment resulting thereof.

In the event Lessee fails to comply with the abovementioned dispositions and this failure would cause the imposition of a pecuniary penalty or any other type of penalty to the Authority, Lessee shall reimburse the Authority the totality of the pecuniary penalty or of any other type of penalty imposed.

ARTICLE 8.	INSURANCE

A. The Lessee shall carry public liability insurance with insurance companies authorized to do business in Puerto Rico and acceptable to the Authority, insuring Lessee against all liability for personal injury including bodily injury, and property damage caused by Lessee’s use and occupancy of the premises covered by this agreement and its operations at any other Authority’s facilities.

B. The policy limits of said public liability insurance shall not be less than $1,000,000.00 for any one occurrence involving personal injury, including bodily injury or death to each person; $1,000,000.00 for each occurrence involving more than one person, and $1,000,000.00 for property damages.

C. The public liability insurance policy shall contain Fire Damage and Property Damage Legal Liability endorsements in the amount of $1,000,000.00 to cover any damage to the structure or portion thereof rented to the Lessee by the Authority, including fixtures permanently attached thereto if such property damage arise out of any act of negligence of the Lessee, his employees and servants or any other person acting at the direction of the Lessee. Said endorsement shall state that any loss shall be paid to the Authority.

D. The public liability insurance shall contain an endorsement reading as follows: The coverage of this policy will not be amended for the purpose of decreasing the protection below the limits specified herein, nor can it be cancelled without giving the Authority thirty (30) days prior written notice. A thirty (30) days prior written notice shall also be given to the Authority in the event of expiration.

In addition, the public liability insurance policy shall contain an endorsement of contractual liability including the Authority as additional insured, and also a hold harmless agreement endorsement.

The public liability insurance policy shall not contain any deductible, unless the Lessee provides another insurance policy covering the risk in the amount not covered by the deductible.

E. The Lessee shall also maintain Workmen’s Compensation Insurance under a policy issued by the Puerto Rico State Insurance Fund.

F. The Lessee further agrees that, not later than thirty (30) days prior to the expiration of any insurance policy required by this agreement to be carried or which is actually carried by the Lessee he will deliver to the Authority a Certificate of Insurance or a Certified copy of each insurance policy to cover the risks.

G. Simultaneously with the execution of this agreement the Lessee shall furnish the Authority a copy of the aforementioned insurance policies.

H. The Authority shall fine the Lessee $1,000,00 for each and every month the Security for Payment of Rentals and Other Charges and Insurance Policies are not submitted upon their expiration.

I. The Lessee shall reimburse the Authority for all the expenses it incurs as a result of non-compliance by the Lessee with the Insurance and Security for Payment of Rentals and Other Charges obligations covenanted by this agreement; or of the risks described herein.

J. In the event that the Lessee does not submit the insurance policies in the term of thirty (30) days prior to their expiration this will be considered as a violation to the terms and conditions of the present agreement. The Authority will immediately proceed with the cancellation of the agreement and at the same time will file the correspondent eviction procedure, in addition of the fine payment.

ARTICLE 9.	REPAIRS AND ALTERATIONS

A. The Lessee has examined and knows the conditions and state of repair of the facilities, accepts them as such, and hereby acknowledges that the Authority has made no agreement or promises to alter, improve, adapt, or repair any of the facilities or any part thereof, during the term of this agreement. The Lessee acknowledges further that no representation concerning the condition, or state of repair of any item of the facilities, or part thereof, has been made by the Authority prior to, or at the time of, the execution of this agreement, which are not set forth herein.

B. The Authority reserves the right to make such repairs and improvements to the leased premises during the term of this agreement as it shall deem necessary and appropriate.

C. The Lessee shall have no claim for any inconvenience, annoyance or damage to its business arising from the repairs or replacements in the leased premises.

ARTICLE 10.	SUBSTANTIAL OR STRUCTURAL ALTERATIONS AND IMPROVEMENTS

A. Authorization granted to the Lessee

The Lessee subject to the previous approval in writing by the Authority, may make substantial or structural alterations, additions, improvements and betterments to the facilities leased.

B. Title to Improvements upon Termination of the Contract

The legal title to all substantial or structural alterations, additions, improvements and betterments made and installed by the Lessee, shall be retained by the Lessee but at the termination or the agreement for any cause, said legal title shall be vested on the Authority without costs to the Authority and free of any liens and encumbrances, except that the Authority at its sole discretion reserves the right to require the Lessee to remove or demolish any or all such alterations, additions, improvements and betterments and to restore the facilities to the same conditions as existed prior to their installation, except for reasonable wear and tear, over which the Lessee has no control, and “force majeure”. Such removal shall be completed within fifteen (15) days from the termination of this agreement. If the Lessee does not proceed with the removal as herein provided, the Lessee shall be deemed to have abandoned to the Authority all said property, and the Authority shall have the right to dispose of same in any manner that it deems advisable or convenient at the expense of the Lessee.

ARTICLE 11.	REASONS FOR CANCELLATION

A. Any part of this agreement shall have the right to terminate this lease upon thirty (30) days written notice prior to the resolution, rescission, termination, cancellation and date of interest.

B. In addition to any other remedy or right, which the Authority may exercise under the terms of this agreement, the Authority may cancel this agreement upon the happening of any one of the following events:

1.	Abandonment of property by Lessee; or the liquidation of Lessee’s assets;

2.	The occupancy or seizure by any third party under a court mandate or the attachment of Lessee’s assets located in the leased premises. If such occupancy, seizure or attachment is not terminated within fifteen (15) days following the date in which it was executed;

3.	Non-compliance by the Lessee of any of its obligations, covenants or agreements under this agreement or non-compliance by the Lessee of any other obligation of payment of due debts for any other concept, covenants or agreements between the Lessee and the Authority, not covered under this agreement, if such-non-compliance is not cured within fifteen (15) days after requested to do so by the Authority.

C. Upon the happening of any one of events recited above, the Authority may take possession of the premises at once and the Lessee shall pay the Authority as liquidated damages, without need or judicial determination, a sum equivalent to the rentals set forth in this agreement from the date of the happening of such event until the date fixed in the agreement for its normal termination. The Lessee agrees to pay the legal expenses and attorney fees if the Authority need to submitted a eviction action, collection action, torts or any legal action by non-compliance of any of its obligations, covenants or agreements under this agreement.

ARTICLE 12.	INSTALLATION OF FIXTURES

At its own cost and expense, the Lessee may install signs relating its business and any additional fixtures necessary for its activities in such a manner as not to deface or injure the premises. The Lessee shall not install such fixtures and signs without the previous approval in writing from the Authority.

ARTICLE 13.	REMOVAL OF FIXTURES AND CHATTELS

A. Within fifteen (15) days after the date of termination of this agreement by any cause, the Lessee shall remove from the leased premises all equipment, personal property, fixtures, signs, easily removable structures and improvements, machinery and goods or merchandise constructed, built, kept or deposited by the Lessee on the leased premises and restore the facilities to the same conditions as existed prior to the lease, all of this at the expense of the Lessee.

B. If the Lessee does not proceed with the removal of said property as herein provided, the Lessee shall be deemed to have abandoned to the Authority all said property and the Authority shall have the right to dispose of same in any manner that it deems advisable or convenient at the expenses of the Lessee.

ARTICLE 14.	COMPLIANCE WITH THE LAW

Lessee shall obey and comply with all laws and regulations of Puerto Rico; all Federal Laws and regulations as well as Municipal Ordinances; Puerto Rico Ports Authority’s regulations; U.S. Coast Guard regulations and any administrative or judicial mandate related to the occupancy and operations of the rented facilities.

Lessee will pay or reimburse the Authority any fine or penalty imposed, as a result of non-compliance by Lessee of the covenants stated in this Article.

ARTICLE 15.	PRESERVATION AND MAINTENANCE OF FACILITIES

A. The Lessee hereby expressly agrees to maintain the premises in a clean, wholesome and sanitary condition at all times during the term of this Agreement.

B. The Lessee shall conserve, protect, preserve, maintain and keep in good state of repair, the facilities demised herein, at its own cost and expense. The work required in order to discharge these obligations shall be approved in advance by the Authority.

C. Lessee’s non-compliance with that previously indicated herein, will give rise to the imposition, of a daily penalty equivalent to the monthly rent established in this contract and if the Lessee falls to correct the situation within a thirty (30) days period, the Authority will proceed with the cancellation of the contract.

ARTICLE 16.	LIENS

The Lessee shall not do, or suffer anything to be done, upon or in connection with the premises, which may subject the facilities, or any part thereof, to any liens or rights in rem; and shall promptly discharge, or cause to be discharged, any lien or right in rem; which may arise or exist at any time with respect to the facilities or to any alterations, additions, betterments, or modifications thereof. The Lessee agree to pay the legal expenses and attorney fees if the Authority need to submitted a eviction action, collection action, torts or any legal action by non-compliance of any of its obligations, covenants or agreements under this agreement.

ARTICLE 17.	LIABILITY FOR DAMAGES TO FACILITIES OF THE AUTHORITY

The Lessee assumes all risks of loss of, or damage to, the facilities of the Authority resulting from the failure of the Lessee to exercise due diligence and care in complying with the provisions of this Agreement.

ARTICLE 18.	FIRE EXTINGUISHING EQUIPMENT

The Lessee shall furnish and supply the premises with such fire extinguishing equipment at it may be required by the Authority and/or by the Fire Service Department.

ARTICLE 19.	RIGHT OF ACCESS BY THE AUTHORITY

A. The Authority shall have the right to enter upon the leased premises to make any repairs, replacements and alterations as may be deemed necessary. Such action of the Authority shall not release the Lessee from its obligation to maintain and repair its own facilities and equipment.

B. The Authority shall also have the right, through its duly authorized agents and representatives, to inspect the premises and installation of the Lessee at regular intervals, during regular business hours, to determine compliance of the Lessee with its obligations under this Agreement.

ARTICLE 20.	ASSIGNMENTS

A. The property of rights subject of this Agreement cannot be transferred assigned nor subleased, in whole or in part, and by any form or manner, without the prior written consent of the Authority.

B. Prior to any transfer or assignment, In whole or in part, of the property or the rights subject of this Agreement, the Lessee or the party with interest in the transfer or assignment will, pay any sum owed to the Authority until the date of formalization of the transfer or assignment.

C. The Grantee, prior to any transfer or assignment, in whole or in part, of the property or rights subject of this Agreement, will obtain credit with the Authority as a necessary requirement for the transfer or assignment approval.

D. The Grantor will not authorize the possession of the property or the render of services subject of the Agreement without the prior formalization of the transfer or assignment and the execution of all the requirements above mentioned. The Lessee agree to pay the legal expenses and attorney if the Authority need to submitted a eviction action, collection action, torts or any legal action by non-compliance of any of its obligations, covenants or agreements under this agreement.

ARTICLE 21.	LIMITATIONS OF THE LESSEE RIGHTS

This Agreement does not constitute the Lessee as an agent, officer or employee of the Authority for any purpose whatsoever.

ARTICLE 22.	AGREEMENTS WITH THE UNITED STATES

This agreement and lease shall be subordinate to the provisions of any existing or future agreement between the Authority and the United States, relative to the operations or maintenance or the premises and other facilities, the execution of which has been or may be required as a prior condition to the expenditure of federal funds for the development of the premises and other facilities.

ARTICLE 23.	NOTICES

Notices to the Authority must be in writing and either delivered by hand or sent by mail; postage prepaid, addressed to the Executive Director, Puerto Rico Ports Authority, PO Box 362829, San Juan, Puerto Rico, 00936-2829. Notices to the Lessee must be in the same manner addressed to CSX Lines of Puerto Rico, Inc., P.O. Box 362648, San Juan, P. R. 00936-2648.

ARTICLE 24.	ENTIRE AGREEMENT

This agreement constitute the entire contract between the parties on the subject matter and may not be changed, modified, discharged or extended, except by written supplement duly executed on behalf of the parties.

ARTICLE 25.	NON-DlSCRIMINATION CLAUSE

In connection with the utilization of the premises covered by this agreement, Lessee agrees not to discriminate against any person, employee or applicant for employment, because of race, religion, color or national origin. This provision shall include, but no be limited to the following: employment, upgrading, demotion, transfer, recruitment or advertising, lay-off, or termination; rates or any other form of compensation and selection for training including apprenticeship. The Lessee agrees to post, in conspicuous places available for employees and applicants for employment, notices to be provided by the Authority setting forth the provisions of this non-discrimination clause.

The Lessee assures that it will undertake an affirmative action program as required by 14 CRF Part 152, Subpart E, to insure that no person shall on the grounds of race, creed, color, national origin, or sex be excluded from participating in any employment activities covered in 14 CRF Part 152, Subpart E. The Lessee assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. The Lessee assures that it will require that its covered suborganizations provide assurance to the Lessor that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CRF Part 152, Subpart E, to the same effect.

ARTICLE 26.	SECURITY CLAUSE

The Lessee shall not permit nor allow unauthorized personnel to enter the Maritime Operations Area or any other area restricted by local or federal regulation, through the facilities covered by this lease. If the Authority is penalized or fined any local or federal agency or court for violations to any law or regulation related to the entering of restricted areas and said violation is due to the failure of the Lessee to comply with this section, said penalty or fine shall be reimbursed to the Authority by the Lessee.

ARTICLE 27.	ENVIRONMENTAL CLAUSE

27.1	Compliance with Environmental Laws:

Lessee shall comply with all existing and future applicable environmental laws and regulations, including without limitation all Federal, Commonwealth, Local and Municipal laws, statutes, ordinances, codes, rules, policies, guidance, and regulations, including any orders issued thereunder (collectively known as “Environmental Regulatory Requirements”), relating to the protection of human health and the environment and the workplace, public and industrial health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, or management of hazardous and toxic materials, wastes and substances, solid wastes, and other regulated substances and pollutants (whether in gaseous, liquid, solid, aqueous/non-aqueous solution, or mixture in form and with or without thermal energy, electromagnetic energy, or radioactivity), within or outside the Premises.

Lessee agrees to comply with any environmental requirements that may be adopted or instituted from time to time by the Authority. Once adopted by the Authority, said additional environmental requirements shall become part of the Environmental Regulatory Requirements defined above.

27.2	Environmental Licenses and Permits:

If Lessee does not already posses such permits and licenses, Lessee shall request and obtain all applicable environmental permits and licenses from the appropriate Federal, Commonwealth, Local and Municipal agencies, such as, but not limited to, the U.S. Environmental Protection Agency (“EPA”), the United States Army Corps of Engineers, the U.S. Department of Transportation (“DOT”), the U.S. Nuclear Regulatory Commission (“NRC”), the U.S. Department of Energy (“DOE”), the U.S. Occupational Safety and Health Administration (“OSHA”), the Federal Communication Commission (“FCC”), the Environmental Quality Board, the Department of Natural Resources and Environment, and the Solid Waste Management Authority. These permits and licenses shall be maintained, as necessary, throughout the term of this Agreement.

27.3	Definition of “Hazardous Materials”:

As used in this Article, the term “Hazardous Material(s)” includes:

a)	any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), and regulations promulgated thereunder:

b)	any “Hazardous Substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (“CERCLA”), and regulations promulgated thereunder;

c)	any “Toxic or Hazardous Substance” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), and regulations promulgated thereunder;

d)	any “Toxic or Hazardous Substance/Pollutants/Contaminants” as defined by the Clean Air Act (“CAA”), Clean Water Act (“CWA”), Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), Hazardous Material Transportation Act (“HMTA”) under the U.S. DOT, or other environmental laws, as amended from time to time, and regulations promulgated thereunder;

e)	any “Acoustic Energy Radiation” as defined by the Noise Control Act, as amended from time to time (“NCA”), and regulations promulgated thereunder;

f)	any “Electromagnetic Energy/Radiation” as regulated by the Federal Communication Commission;

g)	any “Radioactive/Hazardous Substance and/or Associated Energy” as regulated by the U.S. Nuclear Regulatory Commission and/or the U.S. Department of Energy and

h)	oil, petroleum, any oil petroleum product, and any oil or petroleum by-product.

27.4	Hazardous Materials:

If during the term of this Agreement Hazardous Materials are used, stored, generated, or disposed of by Lessee or any of its agents, employees, contractors, or invitee on or in the Premises, and the Premises become contaminated as a result thereof, Lessee shall indemnify and hold harmless the Authority from any and all claims, damages, fines, judgments, penalties, costs, and liabilities (Including, without limitation, any decrease in the value of the property or facilities not corrected by remediation, damages caused by loss or restriction of rentable or usable space, or any damages caused by adverse impact on the value of the Premises, and any sums paid for settlement of claims approved by Lessee, reasonable attorney’s fees, and consultant fees), arising from such contamination, whether such contamination is discovered at any time during the term of this Agreement or after this Agreement has terminated, expired or been cancelled. This Indemnification includes all reasonable costs incurred because of (i) environmental investigation of the site, and (ii) any necessary and proper cleanup, removal, or restoration mandated by a Federal, Commonwealth, Local or Municipal agency or political subdivision other than the Authority itself. The provisions of this Article shall be in addition to any other obligations and liabilities which Lessee may have to the Authority at law or equity, and shall survive the transaction contemplated herein, and shall survive the termination, cancellation, or expiration of this Agreement.

27.5	Use of Hazardous Materials:

Lessee shall not cause or permit any Hazardous Material to be brought upon, kept, generated, used, stored, transported upon, treated, disposed of, or otherwise managed in or about the Premises by Lessee, its agents, employees, contractors, or invitee, except for such Hazardous Material as is necessary or used in the normal conduct of Lessee’s business.

Any Hazardous Materials permitted on the Premises, and in all containers utilized in Lessee’s operations, shall be used, generated, kept, stored, transported, treated, disposal of, and otherwise managed in a manner that complies with all Federal, Commonwealth, Local and Municipal laws or regulations applicable to such Hazardous Material.

Lessee shall not discharge, release, leak, or emit, or permit to be discharged, released, leaked, or emitted, any Hazardous Material into the atmosphere, ground, soil, sediment, groundwater, sewer system, or any body of water, if that Hazardous Material (as is reasonably determined by the Authority, or any other governmental authority) does or may:

(a)	pollute or contaminate the same, whether located on the Premises or elsewhere, or

(b)	materially adversely affect the health, welfare, or the security of people, whether located on the Premises of elsewhere, or

(c)	materially adversely affect the condition, use, or enjoyment of building(s) or any other real or personal property, whether located on the Premises or elsewhere.

27.6	Disclosure of Use of Hazardous Materials:

Upon execution of this Agreement, Lessee shall disclose to the Authority the names and approximate amounts of all Hazardous Material the Lessee or any of its agents, employees, contractors, or invitee intends to generate, store, use, transport, treat, dispose of, or otherwise manage on the Premises in the coming year. In addition, at any time thereafter, Lessee shall immediately disclose to the Authority the names, and amounts, of any Hazardous Materials generated, used, stored, transported, treated, disposed of, or otherwise managed on the Premises if those materials were not previously identified to the Authority.

27.7	Hazardous Material Indemnity:

Lessee hereby agrees that it shall be fully liable for all costs and expenses related to the generation, use, storage, transportation, treatment, disposal of, or other management of Hazardous Material kept on the Premises by Lessee or any of its agents, employees, contractors, or invitee. Lessee shall defend, indemnify, and, hold harmless the Authority and its agents, from and against any claims, demands, penalties, fines liabilities, settlements, damages, costs, or expenses (including, without limitation, reasonable attorney’s fees and consultant’s fees, court costs, and reasonable litigation expenses) arising out of or in any way related to:

(a)	the presence, disposal, release, or threatened release of any Hazardous Material on, from, to, under, or otherwise affecting the soil, water, vegetation, buildings, personal property or animals;

(b)	any personal injury (including wrongful death or property damage (real or personal) arising out of or generated at the Premises by Lessee or any agents, employees, contractors, or invitee;

(c)	any lawsuit brought or threatened, settlement reached or approved by Lessee, or government order relating to Hazardous Material brought on to or generated at the Premises by Lessee or any of its agents, employees, contractors, or invitee; or

(d)	any violation of an applicable environmental law resulting from any act or omission of Lessee or any of its agents, employees, contractors, or invitee.

The provisions of this Article shall be in addition to any other obligations and liabilities which Lessee may have to the Authority at law or equity, and shall survive the transactions contemplated herein, and shall survive the termination, cancellation, or expiration of this Agreement.

27.8	Environmental Submissions:

A. Lessee shall, a Lessee’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Environmental Authorities”) under applicable laws.

B. Should any Environmental Authorities lawfully require or demand that Lessee or the Authority (as owner), because of any deposit, spill, discharge, or other release of Hazardous Material that occurs during the term of this Agreement, at, to or form the Premises, or which arises at any time from Lessee’s use or occupancy of the Premises, then Lessee shall, at Lessee’s own expense, (1) prepare and submit the required plans and all related bonds, and other financial assurances and/or, as applicable, (2) carry out all such clean-up plans and submit all related bonds and other financial assurances.

C. Lessee shall promptly provide all information regarding the use, generation, storage, transportation, treatment, disposal of, or other management of Hazardous Materials that is requested by the Authority.

D. If Lessee falls to reasonable fulfill any duty imposed under this Article within a reasonable time, the Authority may do so at Lessee’s expense; and in such case, Lessee shall cooperate with the Authority to determine the applicability of the laws to the Premises and Lessee’s use thereof and for compliance therewith, and Lessee shall execute all documents promptly upon the Authority’s request. No such action by the Authority, and no attempt made by the Authority to mitigate damages under any law, shall constitute a waiver of any of Lessee’s obligations under this Article.

The provisions of Paragraphs C and D of this Article shall survive the termination, cancellation, or expiration of this Agreement.

27.9	The Authority’s Right to Monitor Lessee’s Environmental Performance:

During the term of this Agreement, the Authority and its employees or agents, shall have the right to request and obtain copies or reports and notices concerning Lessee’s compliance with all applicable environmental laws and regulations, permits, and licenses. These monitoring activities may include, among other things: physical Inspections, tests and sampling; Installation, service, and Inspection of environmental monitoring devices; examination and copying of documents of records dealing with Lessee’s compliance with environmental laws, regulations licenses and permits; and interview Lessee’s personnel and contractors regarding Lessee’s environmental performance.

No exercise of Authority’s rights pursuant to this Article shall constitute a waiver Lessee’s obligations to comply with all Environmental Regulatory Requirements.

27.10	Notice of Environmental violations:

Lessee shall immediately notify the Authority as to any known violation of this Agreement or any of the applicable environmental laws, regulations, licenses, permits, or any other matter that have give rise to environmental liability with respect to the Premises on behalf of the Lessee or the Authority and, within five (5) calendar days of becoming aware of such violation or other matter, shall submit to the Authority a written report which describes the circumstances thereof.

Failure of Lessee to notify the Authority of Lessee’s environmental violations or non-compliance shall not constitute a waiver Lessee’s obligations to comply with all Environmental Regulatory Requirements.

27.11	Quarterly Report of Environmental Violations:

The Authority may request from Lessee a quarterly report as to any violation by Lessee of any applicable environmental law, regulation, or standard, which has a substantial likelihood of giving rise to any liability for Lessee or the Authority with respect to the Premises.

No exercise of Authority’s right under this Article shall constitute a waiver of Lessee’s obligations to comply with all Environmental Regulatory Requirements.

27.12	Right to Perform or Compel Remedial Actions:

If during the term of this Agreement, at, to or from the Premises, or, during the time of Lessee’s or any of its agents’, employees’, contractors’, or invitees’ use or occupancy of the Premises, Lessee or any of its agents, employees, contractors, or Invitee violates any applicable environmental law, regulation, license, or permit that has a substantial likelihood of giving rise to environmental liability on the part of the Authority, the Authority reserves its right to:

a.	Compel Lessee, at Lessee’s own cost, to perform such remedial actions as are defined in or required under CERCLA, RCRA, or any other pertinent law, statute, ordinance, code, rule, or regulation, be it federal, local, or municipal, or take any other action to correct the violation to the extent necessary to cure the environmental non-compliance; or

b.	If Lessee falls (as determined solely in accordance with the Authority’s discretion) to perform the remedial actions described in Subparagraph A above, to perform itself or cause to be performed at Lessee’s expense, the remedial actions described in Subparagraph A above.

There shall be no right to a reduction or suspension in any rent or tariffs, fees or charges due from Lessee under this Agreement while any such remedial action is being performed.

No exercise of Authority’s rights under this shall constitute a waiver of Lessee’s obligations to comply with all Environmental Regulatory Requirements.

The provisions of this Article shall survive the termination, cancellation, or expiration of this Agreement.

27.13	Termination of this Agreement to Lessee’s Breach of the Terms of this Article 27:

If Lessee materially breaches any of the terms of this Article 27, the Authority may unilaterally terminate this Agreement.

27.14	Acknowledgment of Responsibility for Prior operations:

It is understood that nothing contained in these environmental clauses shall be interpreted or constructed to waive the responsibility of Lessee for prior operations performed before the execution of this Agreement.

ARTICLE 28.	OTHER PROVISIONS

A. The failure of the Authority to insist, in any one or more instances, upon performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of the Authority’s right to the past, present and future performance of any such terms, covenants, or conditions; and the Lessee’s obligations in respect of said performance shall continue in full force and effect; and the receipt and acceptance of rent shall not be deemed to be a waiver of any breach or default by the Lessee of any provisions of this Agreement nor shall it invalidate or impair the efficacy of any termination, or notice of termination hereunder, unless expressly so agreed in writing by the Authority.

B. The covenants and conditions herein contained shall apply to the successors, executors, administrators and assigns of the Lessee.

C. This agreement shall have no effectiveness until such date in which the Lessee compiles with the provisions of the agreement requiring surety bonds, cash deposits and insurance policies and the Authority does not bind itself to stand for the terms contained herein until it has been signed by the Executive Director or any other officer to whom such authority is delegated.

D. In case the Lessee has any demand or complaint relating to the activities authorized under this Agreement, or of any other nature whatsoever, Lessee shall communicate same in writing to the Executive Director of the Authority by certified mall, return receipt requested.

E. Lessee agrees to submit to the jurisdiction and venue of the Judicial Court of San Juan, Puerto Rico, for claims arising under this agreement.

F. The Lessee certifies and warranties that at the time of execution of this agreement he has filed his Income Tax Return for the last five (5) years and/or that he does not owe any taxes to the Commonwealth of Puerto Rico and that he does not owe any taxes to Centro de Recaudaciones de Ingresos Municipales (CRIM) or if he owes he is complying with an approved payment plan.

The Lessee will be responsible to require such certification from all sub-consultants and notify the Authority of such compliance.

This obligation will continue throughout the duration of this contract.

G. The Lessee certifies and warrants that at the time of the execution of this agreement it has paid the unemployment insurance, temporal incapacity and any other social security applicable.

H. It is expressly agreed that these conditions are essential requirements of the present agreement and if the abovementioned certifications are not correct in whole or in part this will be sufficient cause to cancel this agreement and vacate the leased premises immediately.

I. Lessee will present annually to the Authority a copy of the corporation annual report that files in the Puerto Rico State Department.

J. In case this lease applies for exclusive use of any maritime operation the Lessee shall not make or collect for its own account any charges for the use of the leased area from vessels, whether or not self-propelled or from the operators thereof, except charges on account of seagoing vessels, their passengers and cargo, for which Lessee is general agent, which it shall first have paid to the Authority. Nothing herein contained shall affect the right of Lessee to make charges against shippers and consignees for demurrage, but Lessee shall pay demurrage to the Authority in accordance with the applicable provisions of the schedule.

K. The Lessee has 60 calendar days after the execution of this Agreement to submit all the documents require by the Authority. If all the documents required by the Authority are not submitted within the mentioned period, the Authority will cancel the Agreement immediately and the Lessee must surrender and vacate the leased premises.

L. This Agreement cancels the previous agreements with numbers AP 89-90-(4)-195, AP 77-78-(4)-059 and AP 95-96-(4)-225, made with Sea Land Service.

IN WITNESS WHEREOF the parties hereto have signed this agreement on the date first stated above.

PUERTO RICO PORTS AUTHORITY		CSX LINES OF PUERTO RICO, INC.

By:	/s/ Jose G. Baquero	By:	/s/ Gabriel M. Serra
	Jose G. Baquero, Esq.		Gabriel M. Serra
	Acting Executive Director		SS:

Revised and recommended by:

/s/ Mr. Alfredo Martinez		/s/ Mr. Edwin Rodriguez
Mr. Alfredo Martinez		Mr. Edwin Rodriguez
Chief Tariff Department		Maritime Area

Written, revised and recommended by Waldo F. Rodriguez Ortiz, Esquire, member of the Puerto Rico Parts Authority Legal Division, asserting that all necessary clauses and conditions required by the Puerto Rico Ports Authority for this transaction have been included.

/s/ Waldo F. Rodriguez-Ortiz, Esq.
Waldo F. Rodriguez-Ortiz, Esq.
Revised and recommended by:

/s/ Migual A. Castellanos
Migual A. Castellanos
Acting General Legal Counsel

CONTRACT NO. AP 01-02-(4)106